SCHEDULE FOR COMPUTING EFFECTIVE ANNUALIZED YIELD
                FOR SEPARATE ACCOUNT B FLEXIBLE VARIABLE ANNUITY
                  CONTRACT WITH PURCHASE PAYMENT CREDIT RIDER
                              MONEY MARKET DIVISION

The effective yield quotation based on the seven day period of 12/24/2001 through 12/31/2001 is computed by determining the net change, exclusive of capital chages, in the value of a hypothetical pre-exising account having a balance of one accumulation unit of the sub-account at the beginning of the period, subtracting a hypothetical charge reflecting deductions from result, according to the following formula:




                        a-b-c
EFFECTIVE YIELD  =  (------------------------+1) (to the exponent of 365/7)  -1
                          b


Where:

        a = ending unit value

        b = beginning unit value

        c = expense factor for 7-day period


Separate Account B FVA w/PPC Contract's Effective Yield is as follows:


EFFECTIVE YIELD =

     13.164431 -  13.165338  -  0.0000134            (to the exponent of
(((--------------------------------------------) + 1)    365/7) - 1 = -7.63
                   13.165338



EFFECTIVE YIELD =       -7.63%